EXHIBIT 99.1

PAYMENTS BY SEGMENT

Segment	Project / Subnational Political Jurisdiction	Resource / Method of Extraction	Governmental Recipient / Country	Payment Type	Payment Amount (in USD)	Fiscal Year
North American Flat-Rolled	Mon Valley Works / Pennsylvania	Iron Ore / Open Pit	Federal government / United States	Harbor maintenance fees	$311,414	2023
North American Flat-Rolled	Gary Works / Indiana	Iron Ore / Open Pit	Federal government / United States	Harbor maintenance fees	$765,332	2023
North American Flat-Rolled	Great Lakes Works / Michigan	Iron Ore / Open Pit	Federal government / United States	Harbor maintenance fees	$2,723	2023
North American Flat-Rolled	Keetac / Minnesota	Iron Ore / Open Pit	Federal government / United States	Harbor maintenance fees	$209,273	2023
North American Flat-Rolled	Minntac / Minnesota	Iron Ore / Open Pit	Federal government / United States	Harbor maintenance fees	$25,965	2023
	North American Flat-Rolled harbor maintenance fees subtotal:				$1,314,707	2023
(1)	(1)	Iron Ore / Open Pit	Federal government / United States	Federal income taxes	$ 38,600,000 (1)	2023

(1) The United States federal government levies income taxes at the entity level, i.e., United States Steel Corporation level rather than on a per project or a segment basis. Income tax payment information in the table above is presented at the United States Steel Corporation level.

Total payments
Harbor maintenance fees					$1,314,707	2023
United States Steel Corporation federal income taxes					$38,600,000	2023
Total payments to United States federal government:					$39,914,707	2023